  Exhibit 99.1

F & M Bank Corp.---News and Financials
F & M BANK CORP. ANNOUNCES FIRST QUARTER EARNINGS

CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—April 28, 2017—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter ending March 31, 2017.

Selected highlights for the quarter include:

●
Net income of $2.3;

●
Net interest margin of 4.39%;

●
Net interest income increased $305,000;

●
Return on Average Assets of 1.29% YTD;

●
Non-performing assets decreased $2.3 million (24.3%) versus the same period in 2016.

Dean Withers, President and CEO, commented “We are pleased to announce first quarter earnings of $2.3 million. This represents an increase of 14.22% over first quarter of 2016. Loan and deposit growth were basically flat for the quarter which reflects typical first quarter results for the Bank. Our net interest margin at 4.39% has been stable over the last several quarters and continues to drive our extraordinary results. Non-performing assets ticked slightly higher compared to year end 2016, but are significantly below first quarter 2016.”

Withers continued, “In April, we opened our thirteenth branch just outside of Fishersville, Virginia. This branch, along with the Grottoes Branch opened in 2016 and two branches we opened in 2015 in Staunton and Craigsville will further strengthen the growth of our southern market.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage and VS Title, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

	2017	2016
	Q1	Q4	Q3	Q2	Q1
Net Income (000's)	$2,345	$2,518	$2,601	$2,358	$2,090
Net Income available to Common	$2,241	$2,414	$2,474	$2,231	$1,962
Earnings per common share	$0.68	$0.74	$0.75	$0.68	$0.60

Return on Average Assets	1.29%	1.35%	1.43%	1.35%	1.27%
Return on Average Equity	10.84%	11.53%	11.99%	11.08%	10.07%
Dividend Payout Ratio	32.12%	29.83%	26.56%	27.99%	31.81%

Net Interest Margin	4.39%	4.32%	4.23%	4.37%	4.39%
Yield on Average Earning Assets	4.93%	4.88%	4.80%	4.90%	4.91%
Yield on Average Interest Bearing Liabilities	0.77%	0.79%	0.79%	0.75%	0.74%
Net Interest Spread	4.16%	4.09%	4.01%	4.15%	4.17%

Provision for Loan Losses (000's)	$-	$-	$-	$-	$-
Net Charge-offs	$227	$28	$497	$671	$42
Net Charge-offs as a % of Loans	0.15%	0.02%	0.34%	0.47%	0.03%
Non-Performing Loans (000's)	$5,091	$4,870	$6,196	$5,545	$6,709
Non-Performing Loans to Total Assets	0.71%	0.65%	0.83%	0.76%	0.98%
Non-Performing Assets (000's)	$7,184	$7,004	$8,370	$8,331	$9,486
Non-Performing Assets to Assets	1.00%	0.94%	1.12%	1.14%	1.38%

Efficiency Ratio (NOTE: 2016 reflect change in subsidiary presentation)	62.90%	57.00%	58.83%	58.30%	61.21%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

	For Three Months Ended March 31,
INCOME STATEMENT	Unaudited 2017	Unaudited 2016
Interest and Dividend Income	$8,004,769	$7,634,436
Interest Expense	879,100	813,556
Net Interest Income	7,125,669	6,820,880
Non-Interest Income	1,971,452	1,145,425
Provision for Loan Losses	-	-
Other Non-Interest Expenses	5,860,117	5,179,288
Income Before Income Taxes	3,237,004	2,787,017
Provision for Income Taxes	877,081	693,703
Less Minority Interest income	14,986	3,763
Net Income	$2,344,937	$2,089,551
Dividend on preferred stock	104,343	127,500
Net Income available to common shareholders	$2,240,594	$1,962,051
Average Common Shares Outstanding	3,271,272	3,285,373
Net Income Per Common Share	.68	.60
Dividends Declared	.22	.19

BALANCE SHEET	Unaudited March 31, 2017	Unaudited March 31, 2016
Cash and Due from Banks	$8,003,170	$7,001,425
Interest Bearing Bank Deposits	1,090,496	1,300,614
Federal Funds Sold	3,019,000	-
Loans Held for Sale	37,698,696	66,468,292
Loans Held for Investment	591,005,528	556,893,697
Less Allowance for Loan Losses	(7,316,628)	(8,739,809)
Net Loans Held for Investment	583,688,900	548,153,888
Securities	37,952,434	25,888,234
Other Assets	43,432,983	39,225,323
Total Assets	$714,885,679	$688,037,776

Deposits	$536,560,173	$495,702,478
Short Term Debt	20,000,000	46,624,663
Long Term Debt	53,045,000	47,178,571
Other Liabilities	17,190,649	14,298,539
Total Liabilities	626,795,822	603,804,251
Preferred Stock	7,608,873	9,425,123
Common Equity	80,480,984	74,808,402
Stockholders’ Equity	88,089,857	84,233,525
Total Liabilities and Stockholders’ Equity	$714,885,679	$688,037,776
Book Value Per Common Share	$24.59	$22.77
Tangible Book Value Per Common Share	$24.59	$22.61

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Administrative Officer

540-896-8941 or NHayslett@FMBankVA.com